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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

CORPORATE PARTICIPANTS

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Parag Agarwal ON Semiconductor Corporation - VP of IR

Sam Heidari Quantenna Communications, Inc. - Chairman of the Board & CEO

CONFERENCE CALL PARTICIPANTS

Adam Gonzalez BofA Merrill Lynch, Research Division - Research Analyst

Christopher Brett Danely Citigroup Inc, Research Division - MD

Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Craig Matthew Hettenbach Morgan Stanley, Research Division - VP

Gausia Fatima Chowdhury Longbow Research LLC - Associate Analyst

Harsh V. Kumar Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

Kevin Edward Cassidy Stifel, Nicolaus & Company, Incorporated, Research Division - Director

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

Ross Clark Seymore Deutsche Bank AG, Research Division - MD

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the ON Semiconductor Business Update Conference Call. (Operator Instructions) As a reminder, this conference call may be recorded. I would like to turn the conference now over to Parag Agarwal, Vice President, Corporate Development and Investor Relations. Sir, you may begin.

Parag Agarwal ON Semiconductor Corporation - VP of IR

Thank you, Brad. Good afternoon, and thank you for joining today’s conference call. I’m joined today by Keith Jackson, President and CEO of ON Semiconductor; Sam Heidari, President and CEO of Quantenna Communications; and Bernard Gutmann, EVP and CFO of ON Semiconductor. This call is being webcast on the Investor Relations section of our website at www.onsemi.com. A replay of this broadcast will be available on our website approximately 1 hour following this conference call, and recorded broadcast will be available for approximately 30 days following this conference call. The presentation accompanying this conference call is posted on our website.

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or future financial performance of the company. The words believe, estimate, project, anticipate, intend, may, expect, will, plan, should or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially from projections. Important factors which can affect our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-Ks, Form 10-Qs and other filings with the Securities and Exchange Commission.

Our estimates may change, and the company assumes no obligation to update forward-looking statements to reflect actual events, changed assumptions or other factors, except as required by law.

The discussion in this conference call will be limited only to proposed acquisition of Quantenna Communications by ON Semiconductor. As we are in quiet period, we will not make any comments on current business environment or on near-term outlook for our business.

Now let me turn it over to Keith Jackson, who will provide strategic overview of proposed acquisition of Quantenna Communications. Keith?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Thank you, Parag, and thank you, everyone, for joining us today. At the outset, I extend a warm welcome to the employees of Quantenna Communications. I’m excited about having you as part of ON Semiconductor team, and I look forward to building great products together to better serve our combined customer base.

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

As we indicated during our recent Analyst Day, we intend to build capabilities to accelerate our growth in industrial, automotive and Cloud Power end markets. The proposed acquisition of Quantenna is a step towards building our capabilities in ubiquitous wireless connectivity technologies to effectively address industrial, automotive and related IoT markets. The combination of Quantenna’s leadership in high-performance WiFi technologies and software and ON’s expertise in power management, low-energy Bluetooth and multi-protocol radios, builds a formidable technology platform to create wireless connectivity solutions for the industrial, automotive and related IoT end markets. Both ON Semiconductor and Quantenna Communications are leaders in their respective markets, and combination of these 2 leaders will enable strong wireless connectivity platforms for addressing a wide range of applications in industrial and automotive markets. We intend to use our sales and distribution reach in industrial and automotive markets to aggressively penetrate these markets.

We estimate that with combination of Quantenna’s and ON’s technologies and capabilities, the combined company will be able to address a new market opportunity of approximately $1.2 billion in 2022. This incremental opportunity is primarily related to the IoT connectivity market and does not include opportunities in the automotive market. The incremental market opportunity of $1.2 billion is in addition to Quantenna’s expected market opportunity of $1.9 billion in 2022 from its existing business.

While industrial and automotive markets offer tremendous growth opportunities for future connectivity solutions based on combinations of Quantenna’s and ON technology portfolio, Quantenna’s current market provides strong growth opportunity for the near to midterm. Bandwidth of the last mile connection has increased up to 10 gigabits per second, and wireless providers will need to aggressively upgrade customers to high bandwidth WiFi solutions to maximize user experience and upsell their broadband services.

Drivers are in place for high bandwidth WiFi access points. Proliferation of over-the-top video content by providers such as Netflix, Amazon, ESPN, YouTube and many others has driven the need for higher bandwidth for WiFi connections. Furthermore, as video content transitions from full high definition or 1080p to 4K ultra high definition, the need for bandwidth is expected to grow exponentially. Quantenna, with its leadership in 4x4 and 8x8 MIMO WiFi chipsets with beamforming technology, is well positioned to benefit from increased demand for WiFi bandwidth. Though 4x4 and 8x8 MIMO devices comprise a small part of the overall WiFi chipset market today, according to data from ABI research and our estimates, revenue from these devices is expected to increase from $715 million in 2018 to $1.9 billion in 2022.

We intend to continue to invest and strengthen Quantenna’s R&D capabilities to enable our expansion into the industrial and automotive markets. Teams from the combined company will work together to create power-efficient connectivity solutions for automotive and industrial markets. Along with investment in R&D, we plan to invest to strengthen Quantenna’s sales and marketing capabilities to drive our expansion into new markets.

With that, I would like to invite Sam to make comments on the transaction. Sam?

Sam Heidari Quantenna Communications, Inc. - Chairman of the Board & CEO

Thanks, Keith. We are very excited to announce today that we are joining forces with ON Semiconductor. Since its founding in 2006, Quantenna has been a leading innovator in WiFi technology, introducing market disruptive solutions that raise the bar on high performance connectivity. Today’s announcement highlights our technology leadership in WiFi and the outstanding achievement of Quantenna’s team of skilled employees, representing almost 2,000 man years of R&D and IP development. Now Quantenna is ready for the next phase of its evolution. Together with ON, we look forward to broadening our market reach, expanding our technology development and delivering industry-leading products for the benefit of our customers. The combined of ON’s scale, market leadership and world-class quality and customer support organization, together with Quantenna’s deep WiFi expertise and capabilities, will allow the combined company to take innovation to the next level and address new and existing customer opportunities.

Now let me turn the call to Bernard. Bernard?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

Thank you, Sam and good afternoon, everyone. Let me start by going over the details of this transaction. As you are aware, ON Semiconductor has agreed to acquire Quantenna Communications for $24.50 per share in an all-cash transaction valued at

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

approximately $1.07 billion. Including net cash of approximately $136 million on Quantenna’s balance sheet at the end of the fourth quarter of 2018, the net consideration for the transaction on an enterprise value basis is expected to be approximately $936 million. ON Semiconductor will use cash on hand and its revolving line of credit to fund the transaction.

The transaction is expected to be immediately accretive to non-GAAP earnings per share. We expect the transaction to close within next 6 months.

As the primary purpose of this acquisition is to gain access to Quantenna’s industry-leading WiFi technologies and software capabilities, we are not expecting significant synergies as a result of this acquisition. At this time, we forecast annual synergies of approximately $26 million. The synergies are expected to come from cost of goods sold and general and administrative functions. We believe that given our scale, we can achieve cost savings related to external manufacturing services and logistics. On the general and administrative front, the elimination of redundant corporate functions will be the key driver of cost savings. We expect to achieve our annual synergy targets on a run rate basis within a year of closing.

As Keith mentioned in his prepared remarks, we intend to continue to invest in R&D and sales and marketing functions to address new markets and strengthen our presence in existing markets. Increased investments in R&D and sales and marketing for Quantenna should not have any impact in our recently announced 2022 target model as we plan to redirect investments from other areas to drive growth in industrial and automotive connectivity markets.

As there is minimal overlap between the markets and customers of the 2 companies, we do not expect any significant risk related to the closure from a regulatory perspective. As I indicated earlier, we expect the transaction to close in the next 6 months. As of now we have determined that we need regulatory approval in the United States and in China.

With that, let me turn the call over to Keith. Keith?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Thanks, Bernard. We are very excited about the anticipated benefits that the acquisition of Quantenna Communications will bring to customers, shareholders and employees of both the companies. I would like to take this opportunity to thank the people at Quantenna Communications for their efforts and cooperation in this process, and I look forward to working with them in the future.

This concludes our prepared remarks, and we will now take your questions. Brian, please open up the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question will come from the line of Shawn Harrison with Longbow Research.

Gausia Fatima Chowdhury Longbow Research LLC - Associate Analyst

This is Gausia Chowdhury calling on behalf of Shawn. First off, I just wanted to ask about the transaction funding with cash interest. Can you give us any details on the split? And then to just confirm the interest that you’re using on the revolver, that’s about 3.8%. Is that correct?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

Yes, it is LIBOR plus 1.25 is the interest that we currently have on the revolver, and we’ll fund it from the revolver plus cash on hand.

Gausia Fatima Chowdhury Longbow Research LLC - Associate Analyst

Okay, perfect. And then in terms of manufacturing, are you able to bring Quantenna’s in internally, and then I wanted to kind of know about the $26 million in savings. If you can give us any kind of idea about the split between COGS and G&A, that would be helpful, too, please.

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

So no, there’s no intent to bring manufacturing internally on the wafers. We will continue to use foundries going forward. It really is about scale and the supply chain from a materials perspective, logistics costs that are different than ours and other related things. And that is the bulk of it. And then the G&A would be the second largest portion.

Operator

And our next question will come from the line of Ross Seymore with Deutsche Bank.

Ross Clark Seymore Deutsche Bank AG, Research Division - MD

Congrats on the deal. A couple of quick questions. The first one is on a kind of a blending at the end market targets as well as the technology. Quantenna, for a long time, has had great product in the service provider market. But simplistically, it’s more high-performance than it is low-power. The market you’re attacking with this over time, industrial and IoT, seem to require the opposite technology. So can you just talk a little bit about how you’re going to evolve that technology and kind of the time to revenue for attacking the markets that you’re highlighting as the primary goal of this deal?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes. Clearly, it’s an expansion of markets with a different product set. There’s no misunderstanding there. The teams, however, on the ON side have been working in that direction for some time, and we think by getting together with Quantenna’s teams, we can accelerate that process pretty significantly, and we’d be looking for revenues in that 18- to 24-month range.

Ross Clark Seymore Deutsche Bank AG, Research Division - MD

Got it. And then Bernard, your comments about, I think, reinvesting to broaden the business, and somewhat similar to what Keith just said, broaden the business and accelerate some things, is the $26 million savings, is that a gross number or a net number that we should think of relative to the current spending rates that Quantenna has on OpEx and COGS?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

It is basically the gross number. It’s how much we’re going to take out. But as I mentioned in the prepared remarks, if we invest more, it will be redirecting investments that we’re planning on doing on other parts of the business. So the net for the company means we are not deviating from what we said in terms of our operating expense targets for our ‘22 model.

Operator

And our next question will come from the line of Chris Danely with Citigroup.

Christopher Brett Danely Citigroup Inc, Research Division - MD

Maybe just to follow up on Ross’ question about getting into these, I guess, lower end markets. So from the Quantenna perspective, would you guys plan on introducing some like scaled-down chips for industrial and auto? And then can you guys maybe go through what the product synergies are? Is there any sort of measure of typical ON content for every Quantenna chip that ships?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Well, in the current markets, we wouldn’t have those measures. On the other side, we do think there are opportunities for more SoC-type things, and then content-wise, you would see significant pickup on the ON content as you go into those other areas. I don’t know if you would call it a dumb down or subset but certainly retargeted from a performance perspective because you still want to be the high-performance guy just with lower power. And again, that’s where the teams are going to work together.

Operator

And our next question will come from the line of Mark Delaney with Goldman Sachs.

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

Bernard, wondering if you have any more details on the degree of accretion that you’re expecting? I know you said immediately accretive but any more color on the magnitude that you’re expecting? And if you can give us any more sense on some of the puts and takes around

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

that? For example, what would happen to the combined company tax rate? And I know ON has announced $1.5 billion buyback authorization. Does that — the cadence of that buyback come down at all? And again, how does it all factor into the potential accretion?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

So in terms of accretion levels, as I said, it’s going to be immediately accretive. We think that in a year or so, it can be about $0.05. We are potentially looking at whether we need to adjust our share buyback. We’re still committing to do the full plan over the full year horizon, but there might be some timing differences at the beginning.

Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst

And then just on combined company tax rate?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

We don’t have yet a full-blown analysis. We don’t think that at the — that in the long run, it will affect what we talked about in the Analyst Day, which is a 17.5% longer-term target goal.

Operator

And our next question will come from the line of Kevin Cassidy with Stifel.

Kevin Edward Cassidy Stifel, Nicolaus & Company, Incorporated, Research Division - Director

Congratulations on the acquisition. And Keith, you had mentioned the $1.2 billion of new market addressability. Is that the low end that you’re describing or is there something more than that on the $1.2 billion?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

The $1.2 billion is really the IoT market as we see it on the industrial side. We did not include the automotive applications in that number.

Kevin Edward Cassidy Stifel, Nicolaus & Company, Incorporated, Research Division - Director

Okay, and just one other. Is there any change in management expected? Is Sam going to continue to run this as a division within ON?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

We are not through with those discussions, but we are expecting the Quantenna management team to join the company to the extent possible.

Operator

And our next question will come from the line of Craig Ellis with B. Riley FBR.

Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Congratulations on the deal, guys. Keith, I was hoping you could start just providing some broader context. Have you been looking to add WiFi connectivity capability to automotive and industrial and as part of that had come across Quantenna? Or was the intersection with Quantenna something that was more recent and opportunistic? Just context on how we got to our part today would be helpful.

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes, context-wise, we’ve known for some time we’ve been operating at the edge connectivity node with our low-energy Bluetooth, looking at the industrial applications and tying back all kinds of management functions through that, and we knew we needed a way to get into the Internet, which the WiFi connection helped. And we were looking for high-performance solutions and came across Quantenna from that perspective.

Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

That’s helpful. And then I think in the prepared comments, there was mention of minimal portfolio overlap. Can you just specify where exactly that overlap is? And to the extent that, that would lead to any kind of carve-out, can you quantify how substantial that would be?

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Insubstantial.

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

Immaterial.

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes, immaterial.

Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research

Okay. And then last question for me, and then I’ll hop back in the queue. As you look at the opportunity to incorporate WiFi into the different automotive and industrial solutions, Keith, what are some of the few applications either on the auto side or at the industrial side where you’d expect to see earlier success and which applications would be more of a longer-term investment here?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Well, I think the industrial applications will be the first ones to deploy automotive taking a little bit longer to get into play there. And on the industrial side, all of the, I’ll call it, factory automation and building automation areas would be top of the list for first revenue.

Operator

(Operator Instructions) Our next question will come from Tristan Gerra with Baird.

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Strategically, should we look at this acquisition a bit similar to what you did with Aptina a few years ago? And also, does that mean that we could see you as a potential acquirer of other IoT connectivity technologies going forward?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Good question. It is a little different than Aptina in that Aptina, from a technology and market perspective, did touch some of our other markets but the technology was unique. In this case, the base technologies we’re talking about here cross most of our markets and many of our groups. So it’s going to be, I believe, a lot more synergistic and not just more of a bundling approach to the market.

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Okay. So it sounds like you would be able to leverage those products via your existing distributor base?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes.

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

And with cross-selling, okay. And any commentary on impact on — expected impact on what is your free cash flow target?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

No.

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

No, not anything meaningful. It should — in the long run should help us as we generate more cash.

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes. Our approach there, Tristan, is this certainly will be moving us toward the model we gave you for 2022 but not changing that model.

Operator

And our next question will come from Vivek Arya with Bank of America.

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

Adam Gonzalez BofA Merrill Lynch, Research Division - Research Analyst

This is Adam Gonzalez on behalf of Vivek. Sorry, joined the call a little bit late, so apologies if any of these questions have already been asked. But just wondering if you can maintain gross margins at current levels as you go into these new IoT markets that you outlined in the prepared remarks?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

We actually think we will increase gross margins from their current levels basically with the scale and opportunity from our network.

Adam Gonzalez BofA Merrill Lynch, Research Division - Research Analyst

Got it. And do you have an estimate for Quantenna’s exposure to China from a revenue perspective and maybe you can outline what some of the regulatory hurdles you might have to overcome to get this deal done?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

I would have to refer to Sam for their percentages in China if he knows that. And on the regulatory side, again, this — our perspective, and Sam can give his as well, is that there’s lower risk care on most things because there is no market overlap, which would typically flag concerns.

Sam Heidari Quantenna Communications, Inc. - Chairman of the Board & CEO

Yes. We — our sales in China itself is nominal, but we do sell to Chinese companies — to companies who manufacture in China and that sell into U.S. So due to that embargo, there is a transition period that we talked about in the last call with the investors, and we do expect that to go away pretty soon. The transition period is the moving of the factories out of the China to new [geos]. But the exposure is very nominal and is very temporary.

Operator

And our next question will come from the line of Craig Hettenbach with Morgan Stanley.

Craig Matthew Hettenbach Morgan Stanley, Research Division - VP

A question for Bernard. Just in the context of the 2022 model and investment being redirected. Does this really just serve to kind of accelerate some of the other market share, going to deemphasize from an end market perspective?

Bernard Gutmann ON Semiconductor Corporation - CFO, EVP and Treasurer

I don’t think it’s going to decrease any of the ones that we have. Our targets of growing industrial at 6%, automotive at 9% and Cloud Power at 13% should not be affected by this. We do think, as Keith mentioned earlier, that this will dovetail nicely into allowing us to achieve the target model. It does have some help in terms of enhancing our gross margin as this — better than our corporate average.

Craig Matthew Hettenbach Morgan Stanley, Research Division - VP

Okay. And then just as a follow-up on the automotive and industrial angle, anything on Quantenna’s kind of road map or things that you can kind of see in penetrating these markets or will — as you buy them, is that really the catalyst to kind of redirect some investments to start to penetrate markets that you haven’t played in?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

Yes. Due to NDAs in place, I would have to revert to Sam if he wanted to share their internal data.

Sam Heidari Quantenna Communications, Inc. - Chairman of the Board & CEO

Yes. Regarding the automotive or industrial IoT, we have always talked about the potential of being on the access point side or in the automotive being the connectivity to the outside. We do think we have a good technology for that kind of application. Historically, we have been hold back because of our sales channels and the investments we have done in that areas, but I think the technology could be easily applicable. Regarding the edge type of devices, I believe that being able to reduce the capability of the — not the capability, but

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MARCH 27, 2019 / 9:00PM GMT, ON Semiconductor Corp to Acquire Quantenna Communications Inc

order of the MIMO, but still have a very good performance type of a MIMO for the given application, combined with ON’s low-powered expertise, we are positioned to develop products, which are going to be well differentiated and capable to get into those markets in the time line that Keith mentioned.

Operator

And our next question will come from the line of Harsh Kumar with Piper Jaffray.

Harsh V. Kumar Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

Congratulations on the deal first, and then 2 questions for me. With a significant focus now on IoT and an entry into the IoT area through Quantenna, can we expect the growth rate for combining ON to change to the upward? And then secondly, is there a possibility of cross sales here?

Keith D. Jackson ON Semiconductor Corporation - CEO, President & Director

This business certainly will be growing at the high end of the ranges we gave you. And so it should contribute to faster growth overall. And then as we’re successful in pairing up these products as we mentioned earlier into solutions in those other markets, we should be able to get an acceleration factor there. So growth rates should increase from the result of this.

Operator

And I’m showing no further questions in queue at this time. So now I will hand the conference back over to Parag Agarwal, Vice President, Corporate Development and Investor Relations, for any closing comments or remarks.

Parag Agarwal ON Semiconductor Corporation - VP of IR

Thank you, everyone, for joining the call today. We look forward to talking to you at the release of our first quarter 2019 results. Goodbye.

Operator

Ladies and gentlemen, thank you for your participation on today’s conference. This does conclude our program, and we may all disconnect. Everybody, have a wonderful day.

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Quantenna Communications, Inc. (“Quantenna”) with a wholly owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). Quantenna intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the proposed merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF QUANTENNA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTENNA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Quantenna with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Quantenna by contacting Quantenna’s Investor Relations Department by telephone at (669) 209-5500, by mail to Quantenna Communications, Inc., Attention: Investor Relations, 1704 Automation Parkway, San Jose, California 95131, or by going to Quantenna’s Investor Relations page on its corporate website at http://ir.quantenna.com.

Participants in Solicitation

Quantenna, its directors, and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Quantenna’s stockholders in respect of the merger. Information concerning the ownership of Quantenna’s securities by Quantenna’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about Quantenna’s directors and executive officers is also available in Quantenna’s proxy statement for its 2018 annual meeting of stockholders filed with the SEC on April 25, 2018, and is supplemented by other public filings made, and to be made, with the SEC by Quantenna. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Quantenna intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This filing communication contains forward-looking statements that involve risks and uncertainties concerning ON Semiconductor’s proposed acquisition of Quantenna. The potential risks and uncertainties include, among others, the possibility that Quantenna may be unable to obtain the required stockholder approval or antitrust regulatory approvals or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Quantenna files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Quantenna identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication nor, in the case of any document incorporated by reference, the date of that document. Quantenna is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.